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EXHIBIT 10.1
Discretionary Incentive Plan

This Discretionary Incentive Plan (Plan) is being implemented relative to the performance of certain executive officers of the Company during 2008 to provide such officers an alternative incentive plan to the Annual Incentive Plan (AIP). Under this Plan, a pool of funds will be set aside for certain discretionary incentive payments, if any, to be made for performance in 2008. This Plan is only applicable to performance during 2008.

This Plan is effective only if no incentive payments are made under the AIP for 2008 performance. The Board of Directors has the authority, in its sole and subjective discretion, to modify or terminate all or any part of this Plan at any time with or without prior notice.

The Chief Executive Officer, President and Chief Operating Officer are not eligible to participate under this Plan. Each of the other participants under the AIP are eligible to participate under this Plan.

One third of the maximum of the payment that would be made to each participant (exclusive of the CEO, President and COO) under the AIP, if all Company earnings and individual performance targets for 2008 were to be achieved, will be set aside in a Discretionary Incentive Pool.

As to each participant eligible under this Plan, the Compensation Committee, after obtaining input from the Chief Executive Officer, will recommend to the Board of Directors and the Board will decide, in its sole and subjective discretion, whether or not an incentive payment is to be made to the participant and the amount of such payment, if any. These decisions will be made within 60 days after the end of 2008 based on the performance of the participant during 2008 as evaluated and determined by the Board of Directors, in its sole and subjective discretion, after obtaining recommendations from the Compensation Committee.

Incentive payments under this Plan are to be paid, if at all, within 60 days after the end of 2008. The participant must be actively employed on the date of the payout in order to receive an incentive payment, unless termination is due to death, incapacitation or retirement. Any payment will be prorated in these situations. All payments are subject to applicable tax withholdings as well as any 401(k) and/or deferred compensation deductions.

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